EXHIBIT 5.1

                                 August 27, 1998


ATEL Capital Equipment Fund VIII, LLC
235 Pine Street, 6th Floor
San Francisco, California  94104

                           RE:      Registration Statement on Form S-1

Gentlemen:

         We have examined the above-referenced Registration Statement to be filed with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 of your limited liability company member units (the "Securities"). The Securities are to be offered and sold by and through the broker-dealers described in said Registration Statement on a "best-efforts" basis.

         As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said sale and issuance of the Securities.

         It is our opinion that upon completion of the proposed additional proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Securities and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with state securities laws where required, the Securities when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under "Legal Opinions" in the prospectus which is a part of said Registration Statement, and to the use of this opinion as an exhibit thereto.

                                                   Very truly yours,



                                                  DERENTHAL & DANNHAUSER

ATEL 8-1/10.LO